Exhibit 10.1

January 30, 2007

Mr. Leduvy Gouvea

Delivered via email

PERSONAL & CONFIDENTIAL

Dear Leduvy:

RE: Revised Offer of Employment

We are pleased to offer you the position of Sr. Vice President, Operations temporarily based out of Canada with Tesco Corporation starting on or before March 1, 2007. This position reports to the President and C.E.O.

The intent is to relocate you to the US Corporate office based out of Houston, Texas in October 2007.

This offer is conditional on Board approval and work permit approval. Tesco Corporation will cover costs associated with work permit approvals.

Compensation, Benefits & Insurance

We are pleased to offer you the following:

•	An annual salary of $260,000 USD, paid bi-weekly.

•

Participation in TESCO’s Short Term Incentive Plan. The targeted payout for your position is 40% of base salary with a maximum payout of 80% of base salary. The incentive program is reviewed by management and approved by the Board every year.

•	On March 1, 2007 we will pay you a sign on bonus of $200,000 USD. TESCO will be responsible for the Canadian statutory withholding taxes.

•	On January 1, 2008 we will pay you a bonus of $50,000 USD. You will be responsible for the US statutory withholding taxes.

•	On January 1, 2009 we will pay you a bonus of $50,000 USD. You will be responsible for the US statutory withholding taxes.

•	Each of these bonus payments must be reimbursed by you within 10 days, if you voluntarily leave TESCO within a year of that payment.

•

Subject to approval of the TESCO Board of Directors, you will be issued 50,000 stock options pursuant to the Company’s Stock Option Plan. The exercise price will be equal to the closing market price on the last trading day prior to approval by the Board of Directors, and all other details shall be governed by TESCO’s Stock Option Plan. This will be your sole Long Term Incentive Plan grant for 2007 though you will, of course, be eligible for LTIP participation immediately upon your first day of employment.

•	4 weeks vacation per year, accrued monthly.

•

An employment agreement including 24 months severance if released without cause within the first 2 years of employment. Effective your third year of employment the employment agreement will change to a 12 month severance if released without cause.

•	A Change of Control Agreement

Leduvy Gouvea

January 30, 2007

•

Temporary Housing costs for you in Calgary and your family in London until relocation to Houston If required TESCO will cover the costs of temporary housing in Houston while waiting to move into your house.

•	If required, TESCO will cover reasonable school expenses for the remainder of the school year in the UK. If this is necessary TESCO requires that you provide the cost prior to full commitment.

•

TESCO will pay two years of schooling costs in the Houston International School or another school of your choice. All reasonable efforts will be taken to ensure schooling cost is the same as the International School.

•	TESCO will pay for a round trip full coach fare from Houston to Brazil once per year for you and your family.

•	TESCO will cover the costs associated with moving personal affects from London to Houston.

•

TESCO will sponsor your application for a visa authorizing you to work for Tesco in the United States. TESCO’s immigration advisors will assist you in preparing the necessary visa application documents. If you wish to retain your own legal counsel or immigration advisors in connection with the applications, you must do so at your own expense. In the event you are discharged for cause or voluntarily terminate your employment after making application for permanent resident status, you agree to repay to TESCO the fees and expenses incurred by TESCO associated with the application for permanent resident status in the twelve months prior to your departure.

•

When relocated to Houston you will have the opportunity to participate in our 401(k) retirement plan. As an executive there is no company match to the 401(k) plan; the company match is in the Employee Stock Savings Plan (ESSP).

•	Group coverage for major medical, dental, vision, long-term and short-term disability, basic life, and accidental death and dismemberment insurance.

•	Voluntary life insurance for an employee’s spouse and dependents, as well as additional life insurance for employees (premiums paid by employee)

Employee Stock Savings Plan

Effective three months from your start date, you will be eligible to participate in:

•	The Employee Stock Savings Plan—you are eligible to contribute up to 7.5% of your gross salary to purchase TESCO shares. Tesco will match your contribution to a maximum of 4%.

All new Tesco employees are required to attend an Employee and Safety Orientation. Details of the delivery of the orientation sessions will be determined upon acceptance of the offer. Prior to relocating to Houston a drug screening will be required.

In addition to the terms stated in this letter, your employment will be governed by policies generally applicable to employees of Tesco Corporation. Please see the attached Policy Agreement each employee is required to read and sign as a condition of employment with Tesco Corporation.

Enclosed for your reference is a draft copy of the employment agreement as well as copies of Tesco’s stock option program and change of control policy.

Leduvy Gouvea

January 30, 2007

To accept this offer, please sign two copies and return in confidence to Cathy Robinson, C.H.R.P., Director, Human Resources for final execution.

We look forward to welcoming you to Tesco Corporation.

Yours truly,
TESCO CORPORATION

/s/ Julio M. Quintana	/s/ Leduvy Gouvea
Julio M. Quintana	Leduvy Gouvea
President and C.E.O.
February 2, 2007
Date